CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated April 17, 2012, relating to the financial statements of Private Advisors Alternative Strategies Master Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading "Accountants and Legal Counsel" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

April 17, 2012